SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 10)*

Norwegian Cruise Line Holdings Ltd.

(Name of Issuer)

Ordinary Shares, par value $0.001

(Title of Class of Securities)

G66721 10 4

(CUSIP Number)

John F. Hartigan, Esq.

Morgan, Lewis & Bockius LLP

300 S. Grand Avenue, 22nd Floor

Los Angeles, CA 90071

(213) 612-2500

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 17, 2015

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA Guarantor - Co-Invest VI (B), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,514,235 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,786,094 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,514,235 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA Guarantor - Co-Invest VII, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 30,745,812 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 17,617 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 30,745,812 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 13.5%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,184,112 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,455,971 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,184,112 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.0%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV II), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,222,523 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,494,382 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,222,523 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.0%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV III), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,143,570 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,415,429 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,143,570 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.0%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV IV), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,138,027 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,409,886 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,138,027 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.0%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,545,480 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,817,339 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,545,480 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners (Delaware) VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 32,306,971 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,578,830 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 32,306,971 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 14.2%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners (Delaware 892) VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,583,636 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,855,495 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,583,636 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners (Germany) VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 30,776,498 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 48,357 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 30,776,498 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 13.5%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI Euro Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 37,499,494 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,771,353 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 37,499,494 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 16.5%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VII Euro Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 33,177,037 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,448,896 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 33,177,037 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 14.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA MIP Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,514,235 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,786,094 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,514,235 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person CO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA Investments (Co-Invest VII), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 30,745,812 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 17,617 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 30,745,812 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 13.5%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Alternative Assets, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,532,149 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,804,008 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,532,149 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo International Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,532,149 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,804,008 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,532,149 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo International Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,532,149 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,804,008 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,532,149 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 40,028,162 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 9,300,021 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 40,028,162 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 17.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Capital Management VI, LLC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 40,028,162 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 9,300,021 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 40,028,162 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 17.6%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings I, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 40,028,162 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 9,300,021 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 40,028,162 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 17.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings I GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 40,028,162 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 9,300,021 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 40,028,162 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 17.6%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VI (EH), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 51,275,162 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 20,547,021 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 51,275,162 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 22.5%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VI (EH-GP), Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 51,275,162 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 20,547,021 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 51,275,162 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 22.5%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VII (EH), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 33,177,037 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,448,896 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 33,177,037 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 14.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VII (EH-GP) Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 33,177,037 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,448,896 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 33,177,037 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 14.6%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings III, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 53,724,058 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 22,995,917 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 53,724,058 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 23.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings III GP, Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 53,724,058 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 22,995,917 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 53,724,058 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 23.6%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 60,578,055 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 29,849,914 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 60,578,055 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 26.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 60,578,055 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 29,849,914 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 60,578,055 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 26.6%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management VII, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 33,178,001 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,449,860 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 33,178,001 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 14.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VII Management, LLC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 33,178,001 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,449,860 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 33,178,001 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 14.6%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 60,579,019 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 29,850,878 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 60,579,019 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 26.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 60,579,019 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 29,850,878 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 60,579,019 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 26.6%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 66,831,923 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 36,103,782 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 66,831,923 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 29.3%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 66,831,923 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 36,103,782 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 66,831,923 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 29.3%

14	Type of Reporting Person OO

This Amendment No. 10 to Schedule 13D is filed by:  (i) AAA Guarantor - Co-Invest VI (B), L.P., a Marshall Islands limited partnership, (ii) AAA Guarantor — Co-Invest VII, L.P., a Guernesy limited partnership, (iii) AIF VI NCL (AIV), L.P., an exempted limited partnership registered in the Cayman Islands, (iv) AIF VI NCL (AIV II), L.P., an exempted limited partnership registered in the Cayman Islands, (v) AIF VI NCL (AIV III), L.P., an exempted limited partnership registered in the Cayman Islands, (vi) AIF VI NCL (AIV IV), L.P., an exempted limited partnership registered in the Cayman Islands, (vii) Apollo Overseas Partners VI, L.P., an exempted limited partnership registered in the Cayman Islands, (viii) Apollo Overseas Partners (Delaware) VI, L.P., a Delaware limited partnership, (ix) Apollo Overseas Partners (Delaware 892) VI, L.P., a Delaware limited partnership, (x) Apollo Overseas Partners (Germany) VI, L.P., an exempted limited partnership registered in the Cayman Islands, (xi) AIF VI Euro Holdings, L.P., an exempted limited partnership registered in the Cayman Islands, (xii) AIF VII Euro Holdings, L.P., an exempted limited partnership registered in the Cayman Islands, (xiii) AAA MIP Limited, a limited company incorporated in Guernsey, (xiv) AAA Investments (Co-Invest VII), L.P., a Delaware limited liability partnership, (xv) Apollo Alternative Assets, L.P., an exempted limited partnership registered in the Cayman Islands, (xvi) Apollo International Management, L.P., a Delaware limited partnership, (xvii) Apollo International Management GP, LLC, a Delaware limited liability company, (xviii) Apollo Advisors VI, L.P., a Delaware limited partnership, (xix) Apollo Capital Management VI, LLC, a Delaware limited liability company, (xx) Apollo Principal Holdings I, L.P., a Delaware limited partnership, (xxi) Apollo Principal Holdings I GP, LLC, a Delaware limited liability company, (xxii) Apollo Advisors VI (EH), L.P., an exempted limited partnership registered in the Cayman Islands, (xxiii) Apollo Advisors VI (EH-GP), Ltd., an exempted company incorporated in the Cayman Islands with limited liability, (xxiv) Apollo Advisors VII (EH), L.P., an exempted limited partnership registered in the Cayman Islands, (xxv) Apollo Advisors VII (EH-GP) Ltd, an exempted company incorporated in the Cayman Islands with limited liability, (xxvi) Apollo Principal Holdings III, L.P., an exempted limited partnership registered in the Cayman Islands, (xxvii) Apollo Principal Holdings III GP, Ltd., an exempted company incorporated in the Cayman Islands with limited liability, (xxviii) Apollo Management VI, L.P., a Delaware limited partnership, (xxix) AIF VI Management, LLC, a Delaware limited liability company, (xxx) Apollo Management VII, L.P., a Delaware limited partnership, (xxxi) AIF VII Management, LLC, a Delaware limited liability company, (xxxii) Apollo Management, L.P., a Delaware limited partnership, (xxxiii) Apollo Management GP, LLC, a Delaware limited liability company, (xxxiv) Apollo Management Holdings, L.P., a Delaware limited partnership, and (xxxv) Apollo Management Holdings GP, LLC, a Delaware limited liability company, and supplements and amends the Statement on Schedule 13D filed on February 4, 2013, Amendment No. 1 to Schedule 13D filed on August 16, 2013, Amendment No. 2 to Schedule 13D filed on December 11, 2013, Amendment No. 3 to Schedule 13D filed on December 31, 2013, Amendment No. 4 to Schedule 13D filed on March 12, 2014, Amendment No. 5 to Schedule 13D filed on September 5, 2014, Amendment No. 6 to Schedule 13D filed on November 21, 2014, Amendment No. 7 to Schedule 13D filed on May 28, 2015, Amendment No. 8 to Schedule 13D filed on August 18, 2015, and Amendment No. 9 to Schedule 13D filed on August 31, 2015, with respect to the ordinary shares, par value $0.001 (the “Ordinary Shares”), of Norwegian Cruise Line Holdings Ltd. (the “Issuer”).

Unless otherwise indicated, capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Statement on Schedule 13D filed on February 4, 2013, as amended.

Responses to each item of this Amendment No. 10 to Schedule 13D are incorporated by reference into the response to each other item, as applicable.

Item 1.   Security and Issuer

Item 2.   Identity and Background

Item 3.   Source and Amount of Funds or Other Consideration

Item 4.   Purpose of Transaction

Item 5.   Interest in Securities of the Issuer

Item 5 is hereby amended and supplemented as follows:

On December 17, 2015, Co-Invest VI (B), Co-Invest VII, AIF VI Euro, AIF VII Euro, Alternative Assets, Management VI and Management VII (collectively, the “Apollo Sellers”) sold an aggregate of 5,171,028 Ordinary Shares pursuant to an underwritten offering (the “Offering”), as described in the Issuer’s Rule 424(b)(7) final prospectus supplement (File No. 333-194311) filed with the Securities and Exchange Commission on December 16, 2015, and the underwriting agreement dated as of December 14, 2015 (the “Underwriting Agreement”), among the Issuer, the Apollo Sellers and the Genting HK Entities as selling shareholders, and Goldman, Sachs & Co. as the underwriter.  Following the sale of the Ordinary Shares by the Apollo Sellers, the Apollo Holders are the record holders of an aggregate of 36,103,782 Ordinary Shares.

Pursuant to the Shareholders Agreement, as amended on November 19, 2014 pursuant to Amendment No. 1 to Amended and Restated Shareholders’ Agreement (“Amendment 1 to Shareholders Agreement”), the Apollo Holders may be deemed to beneficially own an aggregate of 66,831,923 Ordinary Shares, which includes the Ordinary Shares held of record by the Apollo Holders, and the Ordinary Shares held by the Genting HK Entities and the TPG Entities, respectively, and represents approximately 29.3% of the Issuer’s outstanding Ordinary Shares.

The Ordinary Shares reported as beneficially owned by each Reporting Person includes only those shares over which such person may be deemed to have voting or dispositive power.  Only Management Holdings and Management Holdings GP report beneficial ownership of all of the Ordinary Shares owned of record by the Apollo Holders.  Each of the Reporting Persons disclaims beneficial ownership of all of the Ordinary Shares included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(a)  See also the information contained on the cover pages of this Amendment No. 10 to Schedule 13D which is incorporated herein by reference.  The percentage of Ordinary Shares beneficially owned by each Reporting Person is based on 227,808,376 outstanding Ordinary Shares (based on 228,156,929 outstanding Ordinary Shares as of December 10, 2015, as reported by the Issuer in the final prospectus supplement (File No. 333-194311) filed under Rule 424(b)(7) with the Securities and Exchange Commission on December 16, 2015, and after giving effect to the Issuer’s repurchase of 348,553 shares of Ordinary Shares from the underwriter pursuant to the Underwriting Agreement).

(b)           See the information contained on the cover pages of this Amendment No. 10 to Schedule 13D, which is incorporated herein by reference.

(c)           There have been no reportable transactions with respect to the Ordinary Shares of the Issuer within the last 60 days by the Reporting Persons.

(d)           Not applicable.

(e)           Not applicable.

Item 6.         Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 is hereby amended and supplemented as follows:

Underwriting Agreement

On December 14, 2015, the Issuer, the Apollo Sellers and the Genting HK Entities as selling shareholders, and Goldman, Sachs & Co. as the underwriter (the “Underwriter”), entered into the Underwriting Agreement with respect to, among other things, the sale by the Apollo Sellers of an aggregate of 5,171,028 Ordinary Shares of the Issuer.  Closing of the sale of the Ordinary Shares sold by the Apollo Sellers occurred on December 17, 2015.

Lock-up Agreement

In connection with the Offering, the Apollo Holders agreed to enter into a lock-up agreement (the “Lock-Up Agreement”) with the Underwriter, pursuant to which the Apollo Holders agreed that for a 45 day period from December 14, 2015 until January 28, 2016 (the “Lock-Up Period”), except with the prior written consent of the Underwriter, the Apollo Holders would not, among other things and subject to certain exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any Ordinary Shares, any other securities of the Issuer that are substantially similar to Ordinary Shares, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase or subscribe for, the foregoing (collectively, the “Lock-Up Securities”); (ii) enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise; or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii).

The summaries of the Underwriting Agreement and the Lock-Up Agreement as described in this Item 6 do not purport to be complete and are qualified in their entirety by reference to those agreements, which are attached to this Amendment No. 10 to Schedule 13D as Exhibit 1 and Exhibit 2, respectively, and are incorporated herein by this reference.

Item 7.   Material to Be Filed as Exhibits

Exhibit 1:                   Underwriting Agreement dated December 14, 2015 by and among the Issuer, Goldman, Sachs & Co and each selling shareholder named therein (incorporated by reference to Exhibit 1.1 to Amendment 8 to the Current Report on Form 8-K (File No. 001-35784) filed by the Issuer with the Securities and Exchange Commission on December 16, 2015).

Exhibit 2:                   Form of Lock-Up Agreement by and between Goldman, Sachs & Co. and each of the Apollo Holders.

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such person is true, complete and correct.

Dated:  December 21, 2015

AAA GUARANTOR - CO-INVEST VI (B), L.P.

By:	AAA MIP Limited
its general partner

	By:	Apollo Alternative Assets, L.P.
its investment manager

		By:	Apollo International Management, L.P.
its managing general partner

			By:	Apollo International Management GP, LLC
its general partner

				By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AAA GUARANTOR - CO-INVEST VII, L.P.

By:	AAA Investments (Co-Invest VII), L.P.
its general partner

	By:	Apollo Alternative Assets, L.P.
its investment manager

		By:	Apollo International Management, L.P.
its managing general partner

			By:	Apollo International Management GP, LLC
its general partner

				By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AAA MIP LIMITED

By:	Apollo Alternative Assets, L.P.
its investment manager

	By:	Apollo International Management, L.P.
its managing general partner

		By:	Apollo International Management GP, LLC,
its general partner

			By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AAA INVESTMENTS (CO-INVEST VII), L.P.

By:		Apollo Alternative Assets, L.P.
its investment manager

		By:	Apollo International Management, L.P.
its managing general partner

		By:	Apollo International Management GP, LLC,
its general partner

			By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ALTERNATIVE ASSETS, L.P.

By:	Apollo International Management, L.P.
its managing general partner

	By:	Apollo International Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO INTERNATIONAL MANAGEMENT, L.P.

By:	Apollo International Management GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO INTERNATIONAL MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI NCL (AIV), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

	By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI NCL (AIV II), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

	By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI NCL (AIV III), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

	By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI NCL (AIV IV), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

	By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI EURO HOLDINGS, L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

	By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ADVISORS VI (EH), L.P.

By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ADVISORS VI (EH-GP), LTD.

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VII EURO HOLDINGS, L.P.

By:	Apollo Advisors VII (EH), L.P.
its general partner

	By:		Apollo Advisors VII (EH-GP), Ltd.
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ADVISORS VII (EH), L.P.

By:	Apollo Advisors VII (EH-GP), Ltd.
its general partner

	By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ADVISORS VII (EH-GP), LTD.

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS III, L.P.

By:	Apollo Principal Holdings III GP, Ltd.
its general partner

	By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS III GP, LTD.

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS VI, L.P.

By:	Apollo Advisors VI, L.P.,
its managing general partner

	By:	Apollo Capital Management VI, LLC,
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its general partner

	By:	Apollo Capital Management VI, LLC,
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE 892) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its general partner

	By:	Apollo Capital Management VI, LLC,
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS (GERMANY) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its managing general partner

	By:		Apollo Capital Management VI, LLC,
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ADVISORS VI, L.P.

By:	Apollo Capital Management VI, LLC,
its general partner

	By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO CAPITAL MANAGEMENT VI, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS I, L.P.

By:	Apollo Principal Holdings I GP, LLC,
its general partner

	By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS I GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT VI, L.P.

By:	AIF VI Management, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT VII, L.P.

By:	AIF VII Management, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VII MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President